Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2019 EARNINGS

▪	Pretax income of $2.8 million
▪	Net income of $1.8 million, or $0.08 per diluted share
▪	New contract purchases of $262 million

LAS VEGAS, NV, October 29, 2019 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $1.8 million, or $0.08 per diluted share, for its third quarter ended September 30, 2019. This compares to net income of $3.2 million, or $0.13 per diluted share, in the third quarter of 2018.

Revenues for the third quarter of 2019 were $85.5 million, a decrease of $10.1 million, or 10.6%, compared to $95.6 million for the third quarter of 2018. Total operating expenses for the third quarter of 2019 were $82.7 million compared to $90.9 million for the 2018 period. Pretax income for the third quarter of 2019 was $2.8 million compared to pretax income of $4.7 million in the third quarter of 2018, a decrease of 39.9%.

For the nine months ended September 30, 2019 total revenues were $260.1 million compared to $298.6 million for the nine months ended September 30, 2018, a decrease of approximately $38.5 million, or 12.9%. Total expenses for the nine months ended September 30, 2019 were $251.8 million, a decrease of $32.8 million, or 11.5%, compared to $284.6 million for the nine months ended September 30, 2018. Pretax income for the nine months ended September 30, 2019 was $8.3 million, compared to $13.9 million for the nine months ended September 30, 2018. Net income for the nine months ended September 30, 2019 was $5.4 million compared to $9.5 million for the nine months ended September 30, 2018.

During the third quarter of 2019, CPS purchased $262.1 million of new contracts compared to $250.1 million during the second quarter of 2019 and $225.2 million during the third quarter of 2018. The Company's receivables totaled $2.413 billion as of September 30, 2019, an increase from $2.399 billion as of June 30, 2019 and $2.343 billion as of September 30, 2018.

Annualized net charge-offs for the third quarter of 2019 were 8.07% of the average portfolio as compared to 8.03% for the third quarter of 2018. Delinquencies greater than 30 days (including repossession inventory) were 15.74% of the total portfolio as of September 30, 2019, as compared to 11.58% as of September 30, 2018.

“In our third quarter just ended, we marked our fifth consecutive quarter of year over year increases in originations volume and the fifth consecutive quarter of growth in our managed portfolio,” reported Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “In addition, we notched our fourth consecutive quarter of year over year improvement in loan coupons and fees paid to dealers on new loans.”

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Conference Call

CPS announced that it will hold a conference call on Wednesday, October 30, 2019, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 7170238.

A replay of the conference call will be available between October 30, 2019 and November 6, 2019, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 7170238. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Interest income	$83,528	$93,617	$253,822	$291,535
Other income	1,994	2,014	6,255	7,022
	85,522	95,631	260,077	298,557
Expenses:
Employee costs	20,251	18,806	59,030	59,288
General and administrative	8,185	7,784	25,109	22,730
Interest	27,940	25,808	82,933	75,057
Provision for credit losses	19,874	31,959	64,319	107,997
Other expenses	6,443	6,568	20,411	19,566
	82,693	90,925	251,802	284,638
Income before income taxes	2,829	4,706	8,275	13,919
Income tax expense	991	1,508	2,898	4,409
Net income	$1,838	$3,198	$5,377	$9,510

Earnings per share:
Basic	$0.08	$0.14	$0.24	$0.44
Diluted	$0.08	$0.13	$0.22	$0.38

Number of shares used in computing earnings per share:
Basic	22,526	22,636	22,378	21,800
Diluted	24,066	24,735	24,102	25,178

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$8,799	$12,787
Restricted cash and equivalents	128,556	117,323
Total cash and cash equivalents	137,355	130,110

Finance receivables	1,022,391	1,522,085
Allowance for finance credit losses	(12,740)	(67,376)
Finance receivables, net	1,009,651	1,454,709

Finance receivables measured at fair value	1,313,205	821,066
Deferred tax assets, net	16,125	19,188
Other assets	61,126	60,607
	$2,537,462	$2,485,680

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$55,431	$31,692
Warehouse lines of credit	157,761	136,847
Residual interest financing	39,385	39,106
Securitization trust debt	2,066,458	2,063,627
Subordinated renewable notes	15,529	17,290
	2,334,564	2,288,562

Shareholders' equity	202,898	197,118
	$2,537,462	$2,485,680

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Contracts purchased	$262.11	$225.24	$755.29	$650.58
Contracts securitized	244.12	239.87	739.12	638.45

Total portfolio balance	$2,412.64	$2,342.89	$2,412.64	$2,342.89
Average portfolio balance	2,409.10	2,334.90	2,400.08	2,332.26

Allowance for finance credit losses as % of fin. receivables	1.25%	4.86%

Aggregate allowance as % of fin. receivables (1)	3.83%	6.11%

Delinquencies
31+ Days	13.64%	10.13%
Repossession Inventory	2.10%	1.45%
Total Delinquencies and Repo. Inventory	15.74%	11.58%

Annualized net charge-offs as % of average portfolio	8.07%	8.03%	7.96%	7.92%

Recovery rates (2)	34.4%	34.8%	34.0%	34.5%

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	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2019		2018		2019		2018
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$83.53	13.9%	$93.62	16.0%	$253.82	14.1%	$291.54	16.7%
Other income	1.99	0.3%	2.01	0.3%	6.26	0.3%	7.02	0.4%
Interest expense	(27.94)	-4.6%	(25.81)	-4.4%	(82.93)	-4.6%	(75.06)	-4.3%
Net interest margin	57.58	9.6%	69.82	12.0%	177.14	9.8%	223.50	12.8%
Provision for credit losses	(19.87)	-3.3%	(31.96)	-5.5%	(64.32)	-3.6%	(108.00)	-6.2%
Risk adjusted margin	37.71	6.3%	37.86	6.5%	112.83	6.3%	115.50	6.6%
Core operating expenses	(34.88)	-5.8%	(33.16)	-5.7%	(104.55)	-5.8%	(101.58)	-5.8%
Pre-tax income	$2.83	0.5%	$4.71	0.8%	$8.28	0.5%	$13.92	0.8%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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